                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 HASBRO, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862

                                                    MAILING DATE:  APRIL 5, 1996

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1996

     Notice is hereby given that the Annual Meeting of Shareholders of Hasbro, Inc. (the "Company") will be held at 10:00 A.M. on May 15, 1996 at the offices of the Company, 1027 Newport Avenue, Pawtucket, Rhode Island, for the following purposes:

          1. To elect four directors of the Company to terms expiring in 1999;

          2. To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the fiscal year ending December 29, 1996; and

          3. To transact such other business as may properly come before the meeting.

     Only holders of record of the Common Stock (the "Shareholders") at the close of business on March 29, 1996 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. Such Shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

     The Board of Directors recommends that Shareholders vote FOR the election of the four persons nominated in the accompanying Proxy Statement and the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 29, 1996. Shareholders are urged to attend the meeting in person. If you are not able to do so and wish that your stock be voted, you are requested to complete, sign, date and return the accompanying Proxy in the enclosed envelope. No postage is required if mailed in the United States.

                                   By Order of the Board of Directors

                                                PHILLIP H. WALDOKS
                                                    Secretary

Dated:  April 5, 1996

                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862

                                                    Mailing Date:  April 5, 1996

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Hasbro, Inc. (the "Company") of Proxies to be used at the Annual Meeting of Shareholders of the Company, to be held at 10:00 A.M. on May 15, 1996, at the offices of the Company, 1027 Newport Avenue, Pawtucket, Rhode Island, and at any adjournments thereof. If Proxies in the accompanying form are properly executed and returned, the shares of the Company's common stock, par value $.50 per share (the "Common Stock"), represented thereby will be voted as instructed on the Proxy. If no instructions are given, such shares will be voted for the election of the four persons nominated below and in favor of the ratification of the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the fiscal year ending December 29, 1996.

                                     VOTING

     Holders of record (the "Shareholders") of the Common Stock on March 29, 1996 are entitled to vote at the Annual Meeting or any adjournments thereof. As of that date there were 87,125,639 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors. Any Proxy may be revoked by a Shareholder prior to its exercise upon written notice to the Secretary of the Company, by submission of a duly executed Proxy bearing a later date or by the vote of a Shareholder cast in person at the meeting.

                             ELECTION OF DIRECTORS

                                (Proposal No. 1)

     Four directors are to be elected at the Annual Meeting to terms expiring in 1999. The Board has recommended as nominees for election as directors the first four persons named in the table below. All of the nominees are currently directors of the Company. The Board is divided into three classes. The terms of the twelve remaining directors expire in 1997 and 1998. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such Proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

     The following table sets forth as to each nominee and as to each incumbent director whose term of office extends to 1997 and 1998 and who is, therefore, not a nominee for election as a director at this Annual Meeting: (i) his or her age; (ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.

                                           POSITIONS WITH COMPANY,              HAS BEEN
                                           PRINCIPAL OCCUPATION AND            A DIRECTOR       TERM
          NAME             AGE               OTHER DIRECTORSHIPS                 SINCE        EXPIRES
- -------------------------  ---     ----------------------------------------    ----------     --------
NOMINEES FOR TERM EXPIRING IN 1999

Sylvia K. Hassenfeld.......  75    Chairman of the Board, American Jewish         1983           *
                                   Joint Distribution Committee, Inc.
                                   ("JDC") since 1993. Prior thereto,
                                   President of JDC.
Norma T. Pace..............  74    President, Paper Analytics Associates          1984           *
                                   (economic consulting) since 1995. Senior
                                   Economic Advisor, WEFA Group (economic
                                   consulting and planning) since 1992.
                                   Prior thereto, President, Economic
                                   Consulting and Planning Incorporated.
                                   Director, Englehard Corp. Governor,
                                   United States Postal Service.
E. John Rosenwald, Jr. ....  66    Vice Chairman, The Bear Stearns                1983           *
                                   Companies, Inc. (investment bankers).
                                   Director, The Bear Stearns Companies,
                                   Inc. and Frequency Electronics, Inc.
Alfred J. Verrecchia.......  53    Chief Operating Officer -- Domestic Toy        1992           *
                                   Operations. Director, Old Stone Corp.

DIRECTORS WHOSE TERMS EXPIRE IN 1997 AND 1998

Alan R. Batkin.............  51    Vice Chairman, Kissinger Associates,           1992          1998
                                   Inc. (geopolitical strategic consulting
                                   firm). Director, Infinity Broadcasting
                                   Corporation.
George R. Ditomassi, Jr. ..  61    Chief Operating Officer, Games and             1992          1997
                                   International.
Harold P. Gordon...........  58    Vice Chairman since 1995. Prior thereto,       1988          1997
                                   Partner, Stikeman, Elliott (law firm).
                                   Director, Alliance Communications
                                   Corporation, Fonorola Inc. and G.T.C.
                                   Transcontinental Group, Ltd.
Alex Grass.................  68    Chairman of the Executive Committee,           1981          1997
                                   Rite Aid Corporation (drug store chain)
                                   since 1995. Prior thereto, Chairman of
                                   the Board and Chief Executive Officer,
                                   Rite Aid Corporation. Chairman of the
                                   Board, SuperRite Corporation.
Alan G. Hassenfeld.........  47    Chairman of the Board, President and           1978          1997
                                   Chief Executive Officer.

                                         POSITIONS WITH COMPANY,              HAS BEEN
                                         PRINCIPAL OCCUPATION AND            A DIRECTOR       TERM
          NAME             AGE             OTHER DIRECTORSHIPS                 SINCE        EXPIRES
- -------------------------  ---   ----------------------------------------    ----------     --------
Marie Josee Kravis.......  46    Senior Fellow, Hudson Institute (public        1995          1997
                                 policy analysis) since 1994. Prior
                                 thereto, Executive Director, Hudson
                                 Institute of Canada. Visiting Fellow,
                                 Council on Foreign Relations. Director,
                                 Canadian Imperial Bank of Commerce, Ford
                                 Motor Company, Hollinger International,
                                 Inc., The Molson Companies, Ltd., The
                                 Seagram Company Ltd. and Unimedia Inc.
Claudine B. Malone.......  59    President, Financial and Management            1992          1998
                                 Consulting, Inc. Director, Dell Computer
                                 Corporation, Hannaford Brothers Co.,
                                 Houghton Mifflin Company, Lafarge Corp.,
                                 The Limited, Inc., Lowe's Companies,
                                 Inc., Mallinckrodt Group, Inc., Science
                                 Applications International Corporation
                                 and Union Pacific Resources Corporation.
Morris W. Offit..........  59    Chief Executive Officer, Offitbank             1995          1998
                                 (investment management). Director,
                                 Aegon, USA, Inc., Cantel Industries,
                                 Inc. and Mercantile Bankshares
                                 Corporation.
Carl Spielvogel..........  67    Chairman of the Board and Chief                1992          1998
                                 Executive Officer, United Auto Group,
                                 Inc. (operator of multiple-franchise
                                 auto dealerships) since 1994. Prior
                                 thereto, Chairman of the Board and
                                 Chairman of the Executive Committee,
                                 Backer Spielvogel Bates Worldwide, Inc.
                                 (advertising) during 1994. Prior
                                 thereto, Chairman and Chief Executive
                                 Officer, Backer Spielvogel Bates
                                 Worldwide, Inc. Director, Data
                                 Broadcasting Inc. and Foamex
                                 International Incorporated.
Henry Taub...............  68    Honorary Chairman of the Board and             1986          1998
                                 Chairman of the Executive Committee,
                                 Automatic Data Processing Company, Inc.
                                 Director, Automatic Data Processing
                                 Company, Inc., Bank Leumi Trust Company
                                 of New York and Rite Aid Corporation.
Preston Robert Tisch.....  70    Co-Chairman and Co-Chief Executive             1988          1997
                                 Officer, Loews Corporation since 1994.
                                 Prior thereto, President and Co-Chief
                                 Executive Officer, Loews Corporation.
                                 Director, Bulova Watch Company, Inc.,
                                 CNA Financial Corporation, Loews
                                 Corporation and Rite Aid Corporation.

                                         POSITIONS WITH COMPANY,              HAS BEEN
                                         PRINCIPAL OCCUPATION AND            A DIRECTOR       TERM
          NAME             AGE             OTHER DIRECTORSHIPS                 SINCE        EXPIRES
- -------------------------  ---   ----------------------------------------    ----------     --------
Paul Wolfowitz...........  52    Dean, Paul H. Nitze School of Advanced         1995          1998
                                 International Studies, The Johns Hopkins
                                 University, since 1994. Prior thereto,
                                 Distinguished Visiting Fellow, National
                                 Defense University and George F. Kennan
                                 Professor of National Security Strategy,
                                 National War College during 1993. Prior
                                 thereto, Undersecretary of Defense for
                                 Policy, U.S. Department of Defense.
                                 Prior thereto, U.S. Ambassador to the
                                 Republic of Indonesia. Director of
                                 eleven mutual funds of the Dreyfus
                                 Corporation.

                                 *     *     *

     Sylvia K. Hassenfeld is the mother of Alan G. Hassenfeld.

     Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

     During 1995, the Board held six meetings. Mr. Tisch attended fewer than 75% of the meetings of the Board during 1995.

     The Executive Committee of the Board, which currently consists of Alan R. Batkin, Alan G. Hassenfeld, Norma T. Pace and E. John Rosenwald, Jr., met once in 1995. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Articles of Incorporation or By-Laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee also performs such functions as are assigned to it by the Board from time to time.

     The Nominating Committee of the Board, which currently consists of Sylvia
K. Hassenfeld, Henry Taub, Preston Robert Tisch and Paul Wolfowitz, met once in 1995. The Nominating Committee makes recommendations for possible additions to the Board. The Nominating Committee has neither the authority nor the procedures to consider nominees recommended by shareholders. The By-Laws provide that shareholders may nominate directors at an annual meeting by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the one-year anniversary date of the immediately preceding annual meeting and providing specified information regarding the proposed nominee and each shareholder proposing such nomination.

     The Audit Committee of the Board, which currently consists of Alex Grass, Claudine B. Malone, Morris W. Offit and Norma T. Pace (Chair), held three meetings in 1995. The function of the Audit Committee is to recommend to the Board the accounting firm to serve as the Company's independent auditors and to review with such firm, and with the Company's internal auditors and officers, matters relating to corporate financial reporting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits performed by the Company's auditors and internal auditors.

     The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin, E. John Rosenwald, Jr. (Chair) and Carl Spielvogel, held two meetings in 1995. The Compensation and Stock Option Committee has been delegated primary responsibility for establishing and administering senior executive compensation programs (including the Senior Management Annual Performance Plan), is authorized to make grants and awards under the Company's employee stock option plans (including the 1992 Stock Incentive Plan and the Stock Incentive Performance Plan) and considers and recommends Board actions relating to compensation under certain other compensation plans.

Compensation of Directors

     Members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $25,000 per year and a fee of $1,000 per Board or committee meeting attended, except that if two or more of such meetings are held on the same day, the fee for the first meeting is $1,000 and the fee for each additional meeting is $500. The Chair of the Audit Committee and the Chair of the Compensation and Stock Option Committee each receive an additional retainer of $3,500 per year. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

     Pursuant to the Deferred Compensation Plan for Non-employee Directors (the "Deferred Compensation Plan"), which is unfunded, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a stock unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Stock units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the cash dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's stock unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the stock unit account or an interest account, which bears interest at the five year Treasury rate. The Company makes a deemed matching contribution to the stock unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after the mandatory retirement age then in effect. The current mandatory retirement age for directors is seventy-two, except that directors currently over the age of seventy need not retire prior to the age of eighty. The Deferred Compensation Plan provides that compensation deferred under the Deferred Compensation Plan, whether in the stock unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

     Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each director (who is not otherwise eligible for benefits under the Company's Pension Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

     Under the Stock Option Plan for Non-employee Directors, approved by shareholders on May 11, 1994, each Non-employee Director then in office received on May 11, 1994, each Non-employee Director who joined the Board after May 11, 1994 received upon becoming a director, and any new Non-employee Director will receive upon becoming a director, a one-time grant of a nontransferable ten year option to purchase 5,000 shares of Common Stock at 110% of the fair market value per share of Common Stock on the date of grant. The options become exercisable at a rate of 20% per year commencing on the first anniversary of the date of grant, except that exercisability will be accelerated upon a participant ceasing to be a member of the Board because of permanent disability, death, retirement at the mandatory retirement age then in effect or after a Change of Control, as defined in the Stock Option Plan for Non-employee Directors.

Certain Relationships, Related Transactions and Litigation

     The Company's wholly owned subsidiary, Hasbro Canada Inc. ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Co. ("CTMC"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld, a director of the Company, is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTMC for the lease of manufacturing and warehouse facilities in 1995 was approximately $579,000 Canadian (approximately $421,000 U.S.). In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable.

     During 1994 and 1995, George R. Ditomassi, Jr., a director and executive officer of the Company, reimbursed the Company in the aggregate amount of approximately $90,000 with respect to certain goods and services received in previous years. The Company and Mr. Ditomassi are reviewing whether any further reimbursement is appropriate, and, if so, the amount thereof.

     The Company and its subsidiaries paid an aggregate of approximately $32,000,000 in royalties to Time Warner Inc. ("Time Warner") and its subsidiaries for the Company's 1995 fiscal year pursuant to character license agreements entered into at arms-length in the ordinary course of business. It is currently anticipated that royalties to be paid by the Company and its subsidiaries for the fiscal year ending December 29, 1996 to Time Warner and its subsidiaries pursuant to character license agreements will exceed $60,000. See "Voting Securities and Principal Holders Thereof".

     In connection with an unsolicited business combination proposal publicly announced by a third party in January 1996, the Company retained a subsidiary of The Bear Stearns Companies, Inc. to assist the Company in evaluating the proposal. E. John Rosenwald, Jr., a director of the Company, is a Director and Vice Chairman of The Bear Stearns Companies, Inc.

     Following the public announcement of the unsolicited business combination proposal described above, seven purported class actions were filed in state court in Rhode Island. These actions, each of which is purportedly brought on behalf of a class consisting of all Company shareholders (other than the defendants) against the Company and certain of its officers and directors, allege in substance that the defendants breached their fiduciary duties by rejecting the unsolicited business combination proposal and/or failing to seek other business combination proposals from third parties. Pursuant to a stipulation, dated February 15, 1996, (i) plaintiffs' counsel will have sixty days to file a consolidated amended complaint in the first-filed action, which is captioned Cohen v. Hassenfeld, et al. and was filed on January 25, 1996, including therein all plaintiffs and claims in each of the actions; (ii) following the filing of the amended complaint, the parties will file stipulations voluntarily dismissing the actions other than the Cohen action without prejudice and without costs; and (iii) defendants will have sixty days from the date of the filing of the amended complaint to answer or otherwise move with respect thereto and in the interim discovery will be stayed. The Company believes that there is no merit to the plaintiffs' claims and, accordingly, intends to contest them vigorously.

     The vote of a majority of those shares present or represented by proxy at the meeting will be required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee. THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE (PROPOSAL NO. 1).

       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG HASBRO, S&P 500 AND RUSSELL 1000 CONSUMER DISCRETIONARY ECONOMIC SECTOR(1)

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                                                                 Russell 1000
                                                                   Consumer
                                                                 Discretionary
      Measurement Period                                           Economic
    (Fiscal Year Covered)           Hasbro          S&P 500         Sector
           1990                      100              100             100
           1991                      251              128             146
           1992                      323              142             171
           1993                      358              155             181
           1994                      288              157             172
           1995                      312              216             205

                                                                      1990     1991     1992     1993     1994     1995
                                                                      -----    -----    -----    -----    -----    -----
HASBRO                                                                 $100     $251     $323     $358     $288     $312
S&P 500                                                                $100     $128     $142     $155     $157     $216
Russell 1000 Consumer Discretionary Economic Sector                    $100     $146     $171     $181     $172     $205

- ---------------

(1) While the information for Hasbro & the S&P 500 is as of the last trading day in Hasbro's fiscal year, the data for the Russell sector is as of the last trading day in the calendar year.

                                 REPORT OF THE
                    COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

1995 COMPENSATION POLICIES WITH RESPECT TO EXECUTIVE OFFICERS

     The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table below) is that the Company provide competitive compensation and benefits that

     - attract and retain capable executives who are important to the success of the Company,

     - reward them for performance,

     - provide them with a strong incentive to increase shareholder value, and

     - accomplish the foregoing in as fair, understandable and cost effective manner as possible.

     Executive compensation during 1995 consisted of salary, a management incentive bonus and stock options. In authorizing and approving compensation increases and awards for executive officers (other than the Chief Executive Officer), the Committee relies principally upon the recommendations of the Chief Executive Officer.

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made by reference to changes in duties and responsibilities, competitive market conditions and personal performance. In approving the increases to base salaries for 1995, the Committee targeted the Company's pay levels to correspond with approximately the 75th percentile of salaries paid by other consumer non-durable products companies surveyed in Management Compensation Services Project 777 Executive Compensation Study, whose participants partially overlap with the companies included in the Russell 1000 Consumer Discretionary Economic Sector (the "Russell Sector") set forth in the above graph. The Frank Russell Company does not publish compensation data for the companies included in the Russell Sector.

     Approximately 1,330 employees, including executive officers, were eligible for annual management incentive bonuses with respect to fiscal 1995. Individual and corporate performance objectives are established at the beginning of the year. Corporate performance objectives are determined on the basis of a budget review carried out by senior management with respect to each operating unit which forms the basis for the operating plan prepared by senior management and approved by the Board in February of each year. The remainder of this paragraph will outline the bonus programs applicable to executive officers other than the Chief Executive Officer, whose bonus is discussed below. See "1995 Compensation of the Chief Executive Officer". Target bonuses for executive officers range from 30% to 50% of base salary with maximum bonuses ranging from 60% to 100% of base salary. The management incentive bonus for executive officers who are deemed to have corporate-wide responsibility (which include all the executive officers named in the summary compensation table below) was based 75% on corporate performance and 25% on individual performance. The management incentive bonus for those individuals deemed to have divisional responsibility was weighted 25% for corporate performance, 50% for divisional performance and 25% for individual performance. The corporate performance measure for management incentive bonuses with respect to 1995 was based on a targeted net earnings objective, while the divisional performance measure was based primarily on targeted divisional pre-tax earnings objectives. The corporate performance for 1995 fell short of targeted corporate net earnings and most of the divisions fell short of their divisional pre-tax earnings targets. The 1995 management bonuses for executive officers were based in part on the applicable corporate and divisional performances and in part on the contribution of the individual.

     Most of the options granted in 1995 were granted to ten senior executives, including all of those named in the summary compensation table below, pursuant to the Company's long term incentive program established in 1993. Pursuant to the program, which is designed to supplement the Company's regular stock option program, nonqualified options are granted every other year to key executives at 110% of market value on date of grant, vesting over five years. Under the program, value is provided to the executive only if share appreciation exceeds the premium. The amount of stock options previously awarded and outstanding for each executive officer who is granted options is reviewed by the Committee but is not considered a critical factor in determining the size of any executive stock option award in any year. Options granted were allocated on the basis of individual compensation level, responsibility and performance.

     During 1994, the Committee adopted a policy that all grantees under the long term incentive program must own Common Stock at certain mandated levels, provided that the grantee will have until the later of October 19, 1999 and five years from the date the individual is awarded his or her first grant under the program to establish his or her share ownership. The level of mandated share ownership ranges from 7,500 to 25,000 shares of Common Stock.

1995 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As set forth in the accompanying tables, Mr. Hassenfeld's salary of $927,577 for 1995 represented an approximate 2.8% increase over his 1994 salary, his management incentive bonus with respect to 1995 was $220,000, which represented approximately 23.7% of his 1995 salary, and in 1995 he was granted options to purchase 100,000 shares of Common Stock, which represented 13.5% of all options granted to employees during 1995. Mr. Hassenfeld's percentage of all options granted to employees in 1995 is unusually high because, except for certain isolated grants (principally to new hires or to reflect promotions), there were no grants under the Company's regular stock option program in 1995. Grants under the Company's regular stock option program resumed in 1996. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, which is composed solely of outside directors in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and distinterested persons in accordance with Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, in all cases without the participation of Mr. Hassenfeld or other executive officers of the Company. In setting Mr. Hassenfeld's 1995 salary, the Committee took into account comparative data with respect to chief executive officer compensation provided to the Committee with a view towards setting Mr. Hassenfeld's compensation levels at approximately the 75th percentile of other consumer non-durable products companies surveyed. The Committee determined Mr. Hassenfeld's bonus pursuant to the Company's Senior Management Annual Performance Plan (the "Annual Performance Plan") which was approved by shareholders in 1994. Mr. Hassenfeld is the only participant in the Annual Performance Plan. Under the Annual Performance Plan, the Committee designated a net earnings performance goal for the Company for 1995, which was based on the 1995 operating plan approved by the Board in February 1995. The target bonus for Mr. Hassenfeld under the Annual Performance Plan is 75% of salary, if 100% of the performance goal is achieved, with a maximum bonus of 150% of salary, if 130% or more of the performance goal is attained. No bonus is payable under the Annual Performance Plan unless at least 70% of the performance goal is attained. More than 70% but less than 100% of the targeted performance goal was achieved by the Company resulting in the bonus paid to Mr. Hassenfeld. The options granted to Mr. Hassenfeld in 1995 were made pursuant to the Company's long term incentive program discussed above.

           Alan R. Batkin, E. John Rosenwald, Jr. (Chairman) and Carl Spielvogel as members of the Compensation and Stock Option Committee of the Board of Directors as of 1995 fiscal year end.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation paid by the Company for services rendered during 1995, 1994 and 1993 by the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company other than the Chief Executive Officer:

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION              LONG TERM
                                          ---------------------------------------   COMPENSATION
                                                                   OTHER ANNUAL     ------------      ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR    SALARY       BONUS     COMPENSATION(a)     OPTIONS      COMPENSATION(b)
- ---------------------------------- ----   --------     --------   ---------------   ------------   ---------------
Alan G. Hassenfeld................ 1995   $927,577     $220,000       $35,295          100,000         $43,448
Chairman of the Board,             1994    902,286      221,600        34,301           30,000          40,057
President and Chief                1993    872,807      600,000        30,439          210,000          68,070
Executive Officer
Alfred J. Verrecchia.............. 1995    597,400      130,000        11,974           70,000          30,347
Chief Operating Officer            1994    496,720      131,200        15,794           20,000          26,081
Domestic Toy Operations            1993    474,196      335,000        13,741          135,000          37,688
George R. Ditomassi, Jr. ......... 1995    540,192      165,000        16,945           65,000           2,310
Chief Operating Officer            1994    489,238      172,000        16,000           25,000           2,310
Games and International            1993    468,846      313,000        16,583          135,000           2,248
Harold P. Gordon.................. 1995    455,650(c)   135,000        17,746          150,000           3,938
Vice Chairman
John T. O'Neill................... 1995    436,450      150,000        10,176           50,000          21,786
Executive Vice President and       1994    352,205      120,000        10,096           20,000          16,387
Chief Financial Officer            1993    336,981      200,000         8,294          100,000          25,920

- ---------------

(a) Includes the following amounts which were included in 1995 taxable income for each named individual in connection with a program whereby a leased automobile, or an automobile allowance, is provided to the executive by the
    Company: $10,295 for Mr. Hassenfeld, $10,474 for Mr. Verrecchia, $10,200 for Mr. Ditomassi, $4,998 for Mr. Gordon, $9,325 for Mr. O'Neill, and also includes the following amounts paid by the Company and included in 1995 taxable income for each named individual in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company: $25,000 for Mr. Hassenfeld, $1,500 for Mr. Verrecchia, $6,745 for Mr. Ditomassi, $5,300 for Mr. Gordon, $850 for Mr. O'Neill. Includes for Mr. Gordon $7,448 in relocation expenses reimbursed by the Company. Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

(b) Includes, except for Mr. Ditomassi and Mr. Gordon, the executive's pro-rata share of the Company's contribution to the Company's Profit-Sharing Plan (the "Profit-Sharing Plan") which is in part contributed to the executive's account in the Profit-Sharing Plan and, to the extent in excess of certain Internal Revenue Code of 1986, as amended, (the "Code") maximums, deemed allocated to the executive's account in the Company's unfunded Supplemental Benefit Retirement Plan (the "Supplemental Plan"), which in 1995 amounted to $34,971 for Mr. Hassenfeld, $20,251 for Mr. Verrecchia and $14,226 for Mr. O'Neill. Includes for each individual, other than Mr. Hassenfeld and Mr. Gordon, the sum of $2,310, which represents the Company's 25% match of sums saved in 1995 by each named executive pursuant to the Company's Savings Plan and Supplemental Plan. Also includes premiums paid by the Company in 1995 for individual life insurance policies for Mr. Hassenfeld ($3,227), Mr. Verrecchia ($2,536) and Mr. Gordon ($3,405) and $533 deemed contributed to Mr. Gordon's stock unit account by the Company pursuant to the Deferred Compensation Plan for Non-employee Directors for the period prior to his becoming an executive officer.

(c) Includes $5,333 in retainer and meeting fees deferred into Mr. Gordon's stock unit account in the Deferred Compensation Plan for Non-employee Directors for the period prior to his becoming an executive officer.

                                     * * *

     The following table sets forth certain information regarding stock option grants in 1995 to the executive officers named above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          % OF
                                                          TOTAL
                                          NUMBER OF      OPTIONS                                 POTENTIAL REALIZABLE VALUE AT
                                          SECURITIES     GRANTED                                 ASSUMED ANNUAL RATES OF STOCK
                                          UNDERLYING       TO                                    PRICE APPRECIATION FOR OPTION
                                           OPTIONS      EMPLOYEES    EXERCISE                               TERM(a)
                                           GRANTED      IN FISCAL     PRICE      EXPIRATION     -------------------------------
                 NAME                      (b) (c)        YEAR      PER SHARE       DATE        0%         5%           10%
- ---------------------------------------  ------------   ---------   ----------   -----------    ---    ----------    ----------
Alan G. Hassenfeld.....................     100,000        13.5%     $34.9938       2/16/05      0     $1,682,540    $4,751,960
Alfred J. Verrecchia...................      70,000         9.5%      34.9938       2/16/05      0      1,177,778     3,326,372
George R. Ditomassi, Jr. ..............      65,000         8.8%      34.9938       2/16/05      0      1,093,651     3,088,774
Harold P. Gordon.......................      50,000         6.8%      34.9938       2/16/05      0        841,270     2,375,980
                                            100,000(d)     13.5%      31.8125       2/16/05      0      2,000,670     5,070,090
John T. O'Neill........................      50,000         6.8%      34.9938       2/16/05      0        841,270     2,375,980

- ---------------

(a) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the rules and regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. With respect to the options described in footnote (b) below, if the price of the Common Stock appreciates during the term of the option by ten percent or less following the grant date, the value of these options to the executive would be zero.

(b) These options, other than the options described in footnote (d) below, were granted pursuant to the Company's long term incentive program under the Company's 1992 Stock Incentive Plan and were granted at 110% of fair market value on the date of grant. See "Report of the Compensation and Stock Option Committee of the Board of Directors" above. Twenty percent of these options become exercisable on the first anniversary of the date of grant and twenty percent become exercisable on each anniversary thereafter until fully exercisable. Options become fully vested in the event of death, disability and retirement at the optionee's normal retirement date and are exercisable for three years thereafter. Upon termination of employment for any other reason (including early retirement), an optionee may exercise only options vested at the date of termination for a period of six months following termination.

(c) Upon a Change of Control, as defined below, all options become immediately exercisable and, with certain exceptions, will be canceled in exchange for a cash payment in the amount of the difference between the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which the Change of Control shall have occurred or, if higher, the highest reported sales price of a share of Common Stock during the sixty-day period immediately preceding the date of the Change of Control. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock equal to the exercise price and the tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction of tax withholding liability.

(d) These options are non-qualified and were granted at fair market value on the date of grant. Thirty-three and one-third percent of each option becomes exercisable on the first anniversary of the date of grant and thirty-three and one-third percent becomes exercisable on each anniversary thereafter until fully exercisable. All options become fully vested in the event of death, disability or retirement at the optionee's normal retirement date and are exercisable for a period of one year thereafter. With the consent of the Board, upon the recommendation of the Committee, an optionee taking early retirement may exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Board, upon the recommendation of the

    Committee, may approve. Upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and are exercisable for a period of three months following termination.

                                     * * *

     The following table sets forth as to each of the named executive officers:
(a) the number of shares acquired upon exercise of options during fiscal 1995;
(b) the value realized (market value on date of exercise less exercise price) upon the exercise of such options during fiscal 1995; (c) the number of exercisable and unexercisable options held on December 31, 1995, the last day of the 1995 fiscal year; and (d) the value of such options at December 31, 1995.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF                 VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                            AT DECEMBER 31, 1995           AT DECEMBER 31, 1995
                            SHARES ACQUIRED   VALUE     ----------------------------   -----------------------------
          NAME                ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------   ---------------  --------   ------------  --------------   ------------   --------------
Alan G. Hassenfeld.........        --           --         220,750        246,000       $1,700,626       $172,750
Alfred J. Verrecchia.......        --           --         281,082        166,668        3,585,087        145,168
George R. Ditomassi, Jr. ..        --           --         153,299        165,001        1,015,029        149,959
Harold P. Gordon...........        --           --           1,000        154,000               --             --
John T. O'Neill............        --           --         122,548        124,702          903,507        107,368

                                     * * *

     The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Company's Pension Plan (the "Pension Plan") and under the Supplemental Plan:

                               PENSION PLAN TABLE

                                     ESTIMATED ANNUAL RETIREMENT BENEFIT BY
                                       YEARS OF SERVICE CLASSIFICATION(2)
    AVERAGE         -------------------------------------------------------------------------
COMPENSATION(1)        10           15           20           25           30         35(3)
- ---------------     --------     --------     --------     --------     --------     --------
  $   200,000       $ 33,333     $ 50,000     $ 66,667     $ 83,333     $100,000     $100,000
      400,000         66,667      100,000      133,333      166,667      200,000      200,000
      800,000        133,333      200,000      266,667      333,333      400,000      400,000
    1,200,000        200,000      300,000      400,000      500,000      600,000      600,000
    1,600,000        266,666      400,000      533,333      666,667      800,000      800,000

- ---------------
(1) Covered compensation under the Pension Plan and the Supplemental Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

(2) Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's latest three-year average Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplemental Plan, which is unfunded, are not subject to provisions of the Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation, except for certain employees (which include Mr. Ditomassi) who had substantial credited service with Milton Bradley Company prior to its acquisition by the Company, as to which the retirement benefit is 60% of Average Compensation.

(3) For purposes of determining benefits under the Pension Plan and the Supplemental Plan, credited years of service cannot exceed 30.

     The following table sets forth, as to the five named executive officers, their years of credited service under the Pension Plan and the Supplemental
Plan:

                                                                      CREDITED YEARS
                                                                        OF SERVICE
                                                                      ---------------
        Alan G. Hassenfeld..........................................         22
        George R. Ditomassi, Jr. ...................................         30
        Alfred J. Verrecchia........................................         26
        Harold P. Gordon............................................          1
        John T. O'Neill.............................................          9

EMPLOYMENT AGREEMENTS

     The Company is party to employment agreements with certain executive officers. These agreements (or the form thereof) have been filed with the Securities and Exchange Commission as exhibits to the Company's periodic filings.

     Eight executive officers, including the five named executive officers, are parties to employment agreements (the "Agreements") with the Company. The Agreements come into effect only upon a "Change of Control," as defined, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an executive's employment with the Company is involuntarily terminated other than for "cause," the executive is entitled to three times the executive's average annual base salary and bonus for the five years preceding the Change of Control, plus an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. The executive and the executive's family would also be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 280G of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied. In addition, the Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Agreements. Under certain circumstances, certain payments by the Company pursuant to the Agreements may not be deductible for federal income tax purposes. A "Change of Control" is defined (for purposes of the Agreements, the Retirement Plan and the Company's stock option plans) as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board or approval by shareholders of a reorganization, merger, consolidation, liquidation or dissolution of the Company subject, in each case, to certain exceptions. "Cause" is defined (for purposes of the Agreements and the Agreement described in the next succeeding paragraph) as demonstrably willful or deliberate violations of responsibilities which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company, which are unremedied after notice, or conviction of a felony involving moral turpitude.

     Mr. Gordon (the "Employee") has an additional employment agreement (the "Agreement"), pursuant to which he is receiving, effective February 1, 1996, annual salary of $526,000, which salary is subject to upward adjustment thereafter by the Company. The Employee is eligible to participate in the Company's management incentive bonus arrangements (with a target bonus of 45% of base salary, a threshold of 10% and a maximum of 90%), as well as other benefit plans and programs available to senior executives and employees generally. The Company agrees to use its best efforts to cause Employee to be nominated for re-election as a Director upon expiration of his current or any future term and to recommend such re-election. If the Employee's employment terminates for any reason, he will be entitled to a life annuity payment from the Company equal to 3.33% of his "Final Average Pay" multiplied by the number of full years employed, payable at age 65, less any amounts payable under the Company's Pension Plan, Supplemental Plan or U.S. Social

Security. In addition, the Company will maintain a key executive life insurance policy in an amount sufficient to pay a life annuity benefit commencing at age 65 (or termination of employment, if later) of $225,000 per year. If the Employee is terminated by the Company (other than for "cause") prior to February 1, 2000, he would be entitled to an annual life insurance annuity benefit of $160,714 and may acquire additional years of vested benefits at a cost of $216,480 per year. If he dies before the commencement of the life insurance annuity payments, his beneficiary would receive a lump sum death benefit of $1,500,000 and none of the other life insurance annuity payments would be payable. If he dies after the life insurance annuity payments begin but before the receipt of 240 months of payments, the balance of said 240 months of payments will be made to his beneficiary. If the insurance policy value is insufficient to make the foregoing payments, the Company will make these payments from its general assets. The Employee is entitled to severance pay under the Agreement if Employee is terminated (other than for "cause") prior to January 31, 2000. If the termination occurs prior to January 31, 1998, the amount of severance pay is three years of base salary with the amount reduced by three months for every three months of service thereafter. In the event of a Change of Control (as defined above), the Employee would be entitled to receive the greater of the severance benefits set forth in the immediately preceding sentence and the amounts payable under his Change of Control employment agreement described in the immediately preceding paragraph. The Agreement also amended the Employee's Change of Control agreement to make certain clarifying and conforming changes. The Company agreed to provide short-term financing during the Employee's transition to the Company at the Company's cost of borrowing in connection with Employee's Canadian tax obligations or planning opportunities, to pay for the issuance of any letter of credit that may be required by Canadian tax authorities for exit purposes and generally to use its best efforts to provide the necessary financial and legal assistance to eliminate negative effects on the Employee due to differences in the Canadian and U.S. tax systems. The Employee is entitled to relocation benefits under existing policies except that such benefits are provided for both of Employee's Canadian residences. Further, if Employee purchases a primary residence in the United States and is terminated (other than for "cause") within the first seven years of employment, the Company will provide relocation assistance for such residence including a guarantee of the original purchase price thereof plus the fair market value of any capital improvements. In addition, the Employee shall receive such additional relocation benefits as may be agreed between the chief executive officer and the Employee. The Employee may terminate his employment and collect benefits under the Agreement within one year after any diminution of his responsibilities, removal from or failure to be re-elected to the Board, relocation or any breach by the Company of any of its obligations described above or any other material breach of the Agreement by the Company. "Final Average Pay" is defined in the Agreement as one-fifth of total salaries and bonuses received by the Employee in the five highest consecutive years of employment or if Employee was employed for less than five years, the annualized average of salaries and bonuses.

     Dan D. Owen, an executive officer of the Company (the "Executive"), who is party to one of the Agreements described above (the "Change of Control Agreement") is also party to a Severance and Settlement Agreement and Release (the "Severance Agreement") pursuant to which the Company would continue to pay the Executive an amount equal to the equivalent of two years' base salary in effect on the date of termination, plus applicable bonuses, if the Executive is involuntarily terminated without cause, is constructively terminated or terminated due to disability, less applicable withholdings and disability benefits provided under Company plans. The Executive, as long as he is unemployed, will also continue to participate in the Company's leased automobile and health insurance programs for one year. In the event of death, the Executive's estate would receive four month's salary. The Executive will not compete with the Company during the period of the Severance Agreement. Upon a "Change of Control," the Executive's Change of Control Agreement will supersede the Severance Agreement. "Cause" is defined in the Severance Agreement as a good faith finding by the Company of a material failure to perform assigned duties, dishonesty, gross negligence or misconduct. "Constructive Termination" means a termination by the Executive within one year of a substantial diminution of responsibilities or compensation or a relocation.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of March 15, 1996 (except as noted), with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:

                                                          AMOUNT AND NATURE
                      NAME AND ADDRESS                      OF BENEFICIAL       PERCENT OF
                      BENEFICIAL OWNER                      OWNERSHIP(1)          CLASS
    ----------------------------------------------------  -----------------     ----------
    Alan G. Hassenfeld..................................       8,234,973(2)         9.4
      1027 Newport Avenue
      Pawtucket, RI 02862
    TIME WARNER INC.....................................      12,057,561(3)        13.8
      75 Rockefeller Center
      New York, NY 10019
    FMR CORP............................................      10,634,706(4)        12.2
      82 Devonshire Street
      Boston, MA 02109
    RUANE, CUNIFF & CO., INC............................       6,353,754(5)         7.3
      767 Fifth Avenue
      New York, NY 10153
    THE CAPITAL GROUP COMPANIES, INC....................       4,502,630(6)         5.2
      333 South Hope Street
      Los Angeles, CA 90071

- ---------------

(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission.

(2) Includes 3,951,521 shares held as sole trustee for the benefit of his mother, 686,098 shares held as personal representative of the Estate of Stephen Hassenfeld, 368,599 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit and presently exercisable options to purchase 291,750 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he shares voting and investment authority. Also includes 240,000 shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, as to which shares Mr. Hassenfeld disclaims beneficial ownership, and 68,541 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren.

(3) These shares are owned by a wholly owned subsidiary of Time Warner Inc. ("Time Warner"). In December 1992, Time Warner sold in a public offering approximately $1.65 billion (principal amount at maturity) of Liquid Yield OptionTM Zero Coupon -- Senior Notes due 2012 ("LYONS(TM)"). Each LYON, whose original issue price was $292.04 and whose principal amount at maturity will be $1,000, is exchangeable at the option of the holder for
    7.301 shares of the Common Stock of the Company owned by Time Warner. Time Warner may elect to deliver cash in lieu of Common Stock to any LYON holder who elects to exchange a LYON for Common Stock. The LYONS are not redeemable, and no LYON holder may elect to cause Time Warner to repurchase any LYON, prior to December 17, 1997. In August 1995, Time Warner Financing Trust sold in a public offering 12,057,561 $1.24 Preferred Exchangeable Redemption Cumulative Securities ("PERCS(R)"). Each of the PERCS, whose original issue price was $31, pays cumulative cash distributions of $1.24 per annum and is mandatorily redeemable for cash on December 23, 1997 at the lesser of $54.41 and the average of the closing prices of one share of Common Stock for the five trading day period ending on the trading day immediately preceding December 17, 1997, plus, in each case, accrued and unpaid distributions to the mandatory redemption date. Time Warner has the right to pay the redemption price of the PERCS through a combination of shares of Common Stock and cash. As a result of the issuance of the PERCS and the existence of the LYONS described above, Time Warner has stated that it intends to retain possession of its shares of Common Stock until it delivers such shares to satisfy its obligations in respect of either the PERCS or the LYONS. Time Warner retains sole voting and investment authority over these shares.

(4) FMR Corp. has sole voting power over 620,802 shares, no voting power over 10,013,904 shares and sole investment power over 10,634,706 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., owns 9,820,504 shares of Common Stock as an investment advisor to various investment companies. Its holdings include 87,612 and 2,634,500 shares of Common Stock owned upon the assumed exchange of $12,000,000 principal amount of LYONS and 2,634,500 PERCS, respectively. Fidelity Management Trust Company, a bank and another wholly-owned subsidiary of FMR Corp., owns 814,202 shares as investment manager of institutional accounts. Its holdings include 437,400 shares of Common Stock owned upon the assumed exchange of 437,400 PERCS. Edward C. Johnson 3d and Abigail P. Johnson may, together with certain Johnson family members and trusts, be deemed to form a controlling group with respect to FMR Corp. The foregoing information is as of January 31, 1996.

(5) Ruane Cuniff & Co., Inc., a broker dealer and investment advisor, has the sole voting authority over 4,932,925 shares and no voting authority over 1,420,829 shares. It shares investment authority as to 3,562,600 shares and has sole investment authority over 2,791,154 shares. The foregoing information is as of December 31, 1995.

(6) Certain operating subsidiaries of The Capital Group Companies, Inc. exercise investment discretion over various institutional accounts which hold 4,502,630 shares. Capital Guardian Trust Company, a bank, and one of such operating companies, exercises sole investment discretion over 2,585,460 of said shares. Capital Research and Management Company and Capital International, Inc., registered investment advisors, have sole investment discretion with respect to 1,911,930 and 5,220 shares, respectively. These operating subsidiaries have sole voting power over an aggregate of 1,586,200 shares and have no voting power with respect to 2,916,430 of such shares. Includes 345,680 shares issuable upon conversion of an aggregate of $10,140,000 principal amount of the Company's 6% Convertible Subordinated Notes due 1998 and 733,750 shares owned upon the assumed exchange of $100,500,000 principal amount of LYONS. The foregoing information is as of December 29, 1995.

Security Ownership of Management

     The following table sets forth information, as of March 15, 1996, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each director of the Company, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment authority.

                                                                            COMMON    PERCENT OF
                NAME OF DIRECTOR OR EXECUTIVE OFFICER(1)                    STOCK        CLASS
- ------------------------------------------------------------------------  ----------  -----------
Barry J. Alperin(2).....................................................     205,432        *
Alan R. Batkin(3).......................................................       2,750        *
George R. Ditomassi, Jr. (4)............................................     213,638        *
Harold P. Gordon(5).....................................................      46,083        *
Alex Grass(6)...........................................................      13,411        *
Alan G. Hassenfeld (7)..................................................   8,234,973      9.4
Sylvia K. Hassenfeld(8).................................................     280,196        *
Marie Josee Kravis......................................................          --       --
Claudine B. Malone(9)...................................................       2,200        *
Morris W. Offit(10).....................................................       1,000        *
John T. O'Neill (11)....................................................     159,732        *
Norma T. Pace (12)......................................................       2,690        *
E. John Rosenwald, Jr.(13)..............................................      92,000        *
Carl Spielvogel(14).....................................................      20,867        *
Henry Taub(15)..........................................................       5,000        *
Preston Robert Tisch(16)................................................       3,500        *

                                                                            COMMON    PERCENT OF
                NAME OF DIRECTOR OR EXECUTIVE OFFICER(1)                    STOCK        CLASS
- ------------------------------------------------------------------------  ----------  -----------
Alfred J. Verrecchia(17)................................................     407,658        *
Paul Wolfowitz(18)......................................................       1,000        *
All Directors and Executive Officers as a Group
  (includes 25 persons)(19).............................................   9,932,735     11.2

- ---------------

  *  Less than one percent.

 (1) Information in this table is based upon information furnished by each director and executive officer.

 (2) Represents presently exercisable options granted under the Company's employee stock option plans.

 (3) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares. Does not include 2,378 shares deemed to be held in Mr. Batkin's stock unit account under the Deferred Compensation Plan.

 (4) Includes presently exercisable options granted under the Company's employee stock option plans to purchase 201,466 shares.

 (5) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's stock option plans to purchase an aggregate of 45,333 shares. Does not include 1,468 shares deemed to be held in Mr. Gordon's stock unit account under the Deferred Compensation Plan.

 (6) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares. Does not include 7,500 shares owned by the spouse of Mr. Grass, as to which Mr. Grass disclaims beneficial ownership, and 2,254 shares deemed to be held in Mr. Grass' stock unit account under the Deferred Compensation Plan.

 (7) See note (2) to the immediately preceding table.

 (8) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares and 240,000 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership. Does not include the shares of Common Stock held in trust for Mrs. Hassenfeld's benefit referred to in note (2) to the immediately preceding table or 355 shares deemed to be held in Mrs. Hassenfeld's stock unit account under the Deferred Compensation Plan.

 (9) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares. Does not include 355 shares deemed to be held in Ms. Malone's stock unit account under the Deferred Compensation Plan.

(10) Represents options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase 1,000 shares. Does not include 113 shares deemed to be held in Mr. Offit's stock unit account under the Deferred Compensation Plan.

(11) Includes presently exercisable options granted under the Company's employee stock option plans to purchase an aggregate of 158,232 shares.

(12) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase 2,000 shares. Does not include 1,451 shares deemed to be held in Mrs. Pace's stock unit account under the Deferred Compensation Plan.

(13) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares. Does not include shares held by The Bear Stearns Companies Inc. in an investment account. Mr. Rosenwald is Vice Chairman of The Bear Stearns Companies Inc. Also does not include 2,735 shares deemed to be held in Mr. Rosenwald's stock unit account under the Deferred Compensation Plan.

(14) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares. Does not include 1,065 shares deemed to be held in Mr. Spielvogel's stock unit account under the Deferred Compensation Plan.

(15) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares. Does not include 2,148 shares deemed to be held in Mr. Taub's stock unit account under the Deferred Compensation Plan.

(16) Includes presently exercisable options and options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee Directors to purchase an aggregate of 2,000 shares. Does not include 355 shares deemed to be held in Mr. Tisch's stock unit account under the Deferred Compensation Plan.

(17) Includes presently exercisable options granted under the Company's employee stock option plans to purchase 330,249 shares. Does not include 67,500 shares owned by Mr. Verrecchia's spouse, 1,875 shares owned by one of Mr. Verrecchia's daughters, 1,350 shares owned by Mr. Verrecchia as trustee of a trust for another of his daughters and 525 shares owned directly by that daughter, and 1,350 shares owned by Mr. Verrecchia as trustee of a trust for a third daughter and 525 shares owned directly by that daughter, as to which in each case Mr. Verrecchia disclaims beneficial ownership.

(18) Represents options exercisable within sixty days hereof granted under the Company's Stock Option Plan for Non-employee directors to purchase 1,000 shares. Does not include 708 shares deemed to be held in Mr. Wolfowitz's stock unit account under the Deferred Compensation Plan.

(19) Of these shares, all directors and executive officers as a group have sole voting and investment power with respect to 9,546,269 shares and have shared voting and/or investment power with respect to 386,466 shares. Includes 1,702,745 shares purchasable by directors and executive officers upon exercise of presently exercisable options, or options exercisable within sixty days hereof, granted under the Company's stock option plans.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the 1934 Act, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the last fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                     RATIFICATION OF SELECTION OF AUDITORS

                                (Proposal No. 2)

     The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 29, 1996. KPMG Peat Marwick LLP has acted as independent certified public accountants for the Company since 1964 and has advised that neither it nor any of its members has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor any connection with the Company or any of its subsidiaries during the past three years other than as an independent certified public accountant and in furnishing certain related services. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for approval of Proposal No. 2. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against Proposal No.2.

     PROPOSAL NO. 2 IS THE RATIFICATION OF SUCH SELECTION AND THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                                 OTHER BUSINESS

     Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that Proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 1997 Annual Meeting must be received by the Company at its executive offices no later than December 6, 1996. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.

                              FINANCIAL STATEMENTS

     A copy of the Annual Report of the Company for the fiscal year ended December 31, 1995 accompanies this Proxy Statement.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form has been or will be borne by the Company. The Company has retained D.F. King & Co., Inc., at an estimated cost of $4,000 plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for any reasonable expenses incurred in connection therewith.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to mark, sign and date the enclosed Proxy and return it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                       By Order of the Board of Directors

                                                  Phillip H. Waldoks
                                                    Secretary

Dated: April 5, 1996
       Pawtucket, Rhode Island

                                  HASBRO, INC.

      P      ANNUAL MEETING OF SHAREHOLDERS -- MAY 15, 1996
      R
      O      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      X
      Y      The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Hasbro,
             Inc. (the "Company") and hereby appoints ALAN G. HASSENFELD and HAROLD P. GORDON and each of them, with full power of substitution to each of them, as attorneys and proxies to appear and vote all of the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 15,
             1996 at 10:00 A.M. at the offices of the Company, 1027 Newport Avenue, Pawtucket, Rhode Island, and at any
             adjournments thereof.

             UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND IN SUPPORT OF MANAGEMENT ON SUCH
             OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

             PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND PROMPTLY MAIL IN ENCLOSED ENVELOPE

                                                                see reverse side

                   Please mark votes as in this example  /X/
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

     1.  Election of Directors:

         For Terms Expiring in 1999 -- Sylvia K. Hassenfeld, Norma T. Pace,
         E. John Rosenwald, Jr. and Alfred J. Verrecchia.

                    FOR  / /                  WITHHELD  / /

     2. Ratification of the selection of KPMG Peat Marwick LLP as independent accountants of the Company for the 1996 fiscal year.

      FOR  / /                  AGAINST  / /                  ABSTAIN  / /

     ----------------------------------------------------------------------
                     For all nominees except as noted above
     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                                                           MARK HERE
                                                          FOR ADDRESS
                                                           CHANGE AND
                                                          NOTE AT LEFT / /

                                       Sign exactly as name(s) appear(s)
                                       hereon. When signing in a
                                       representative capacity, please give
                                       full title as such. If more than one
                                       name is shown, including the case of
                                       joint tenants, each party should
                                       sign.

                                       Signature:                  Date
                                                 ------------------    ---------
                                       Signature:                  Date
                                                 ------------------    ---------